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EXIBIT 10.5


                                                         [BLUEFIRE ETHANOL LOGO]


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RE: CONSULTING AGREEMENT FOR ______________ ("CONSULTANT")
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Dear ______________,

It has been a pleasure working with you over the past few months to establish and position BlueFire Ethanol for adoption in the public financial markets. We believe you can continue to support the strategic, financial and market objectives for Blue Fire Ethanol, Inc ("BFRE" or the "Company") and have prepared the following for your consideration.

We are pleased to offer the following proposal.

ENGAGEMENT: Blue Fire Ethanol, Inc., ("BFRE") agrees to engage Consultant on a non-exclusive basis as a corporate consultant for the Company. Consultant shall be compensated in the form of 20,000 shares of restricted stock payable upon the execution of this agreement.

SERVICES PROVIDED BY CONSULTANT: Consultant shall prepare, review and comment on various presentations, press releases, or other public relations documentation as requested by the Company. Consultant shall also provide the Company with capital market support through its network of portfolio managers, hedge funds, brokers, market-makers, institutions and other market support professionals and organizations. Consultant may also advise the Company from time to time, as requested by the Company, on potential development and business relationships that May benefit the Company's financial market positioning.

NON-EXCLUSIVE RIGHT TO IMPLEMENT BLUEFIRE'S TECHNOLOGY ON CONSULTANT'S PROIECT

Company further agrees to grant Consultant a non-exclusive right to deploy the BlueFire Technology on Consultant's Project. Such rights of deployment shall be based on terms

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          31 Musick Irvine. CA 92618 Tel 949-588-3767 Fax 949-588-3972
                        Website: www.bluefireethanol.com



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and conditions of similar transactions entered into or in negotiations by
BlueFire at the time Consultant desires to exercise such right.

"Consultant's Project" means two projects in the Southeastern portion of the United States currently envisioned to be in the States of Georgia and Mississippi.

TERM AND TERMINATION: This agreement will terminate seven (7) years from the Effective Date (the "Term") unless renewed at the discretion of the Company or otherwise terminated pursuant to the terms hereof. Either party, subject to 30 days written notice, may terminate this agreement with the exception of deleterious insider Selling from the Company which may constitute immediate termination of this Agreement. In the event of early termination, Consultant shall be entitled to all shares delivered to that point.

DISPUTES: Any controversy, dispute, or claim between the parties relating to this agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

GOVERNING LAW: THIS AGREEMENT SHALL BE INTERPRETED AND GOVEREED UNDER THE LAWS OF THE STATE OF NEVADA.

AMENDMENTS: This is the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations, and undertakings of the parties. No modification of this agreement shall be binding unless agreed to in writing by the parties.

Please indicate your acceptance of the foregoing terms and conditions by executing and returning the duplicate copy hereof.

Very truly yours,




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ARNOLD R. KLANN
PRESIDENT


Accepted and Agreed to this 21st day of December, 2006 (the "Effective Date".)




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CONSULTANT


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          31 Musick Irvine. CA 92618 Tel 949-588-3767 Fax 949-588-3972
                        Website: www.bluefireethanol.com